UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Angie’s List, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANGIE’S LIST, INC.

1030 E. Washington Street

Indianapolis, Indiana 46202

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON MAY 8, 2012

To the Stockholders of Angie’s List, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Angie’s List, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 8, 2012, at 10:00 a.m. local time, at The Columbia Club, 120 Monument Circle, Indianapolis, Indiana, 46202 for the following purposes:

1.	To elect three Class I directors to hold office until the 2015 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

3.	To approve, by non-binding advisory vote, the compensation of our named executive officers;

4.	To recommend, by non-binding advisory vote, the frequency of future stockholder advisory votes on the compensation of our named executive officers;

5.	To approve the Internal Revenue Code Section 162(m) performance criteria and award limits of our Amended and Restated Omnibus Incentive Plan; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our Board of Directors has fixed the close of business on March 13, 2012 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and any postponements or adjournments of the meeting.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year as described in Proposal No. 2 of the Proxy Statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement, for ONE YEAR for the frequency of future advisory votes on executive compensation as described in Proposal No. 4 of the Proxy Statement, and FOR the approval of the Internal Revenue Code Section 162(m) performance criteria and award limits of our Amended and Restated Omnibus Incentive Plan in Proposal No. 5.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, we urge you to mark, date, and sign your proxy card, and promptly return the it by mail or follow the alternative voting procedures described in the proxy materials or the proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

By Order of the Board of Directors

/S/ ROBERT R. MILLARD
Robert R. Millard Chief Financial Officer

Indianapolis, Indiana

March 28, 2012

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES	11
Board Composition	11
Board Responsibilities and Risk Oversight	11
Board Leadership	11
Board Committees	12
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance	14
Stockholder Communications with the Board of Directors	14
Compensation Committee Interlocks and Insider Participation	14
Independence of the Board of Directors	14
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	15
PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	17
PROPOSAL NO. 4 ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION	18
PROPOSAL NO. 5 APPROVAL OF THE INTERNAL REVENUE CODE SECTION 162(m) PERFORMANCE CRITERIA AND AWARD LIMITS OF THE COMPANY’S AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
Section 16(a) Beneficial Ownership Reporting Compliance	26
DIRECTOR COMPENSATION	27
EXECUTIVE COMPENSATION	29
Compensation Discussion and Analysis	29
2011 Summary Compensation Table	35
Grants of Plan-Based Awards	37
Outstanding Equity Awards at Year End	38
Option Exercises and Stock Vested	39
Pension Benefits	39
Nonqualified Deferred Compensation	39

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ANGIE’S LIST, INC.

1030 E. Washington Street

Indianapolis, Indiana 46202

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

May 8, 2012

The Board of Directors of Angie’s List, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 8, 2012, at 10:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at The Columbia Club, 120 Monument Circle, Indianapolis, Indiana, 46202. We intend to mail this Proxy Statement and the accompanying Proxy Card, Notice of Meeting and Annual Report to Stockholders on or about March 28, 2012, to stockholders of record at the close of business on March 13, 2012 (the “Record Date”). The only voting securities of Angie’s List are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 57,053,281 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority of the shares outstanding of common stock entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Angie’s List, Inc. as the “Company,” “Angie’s List,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Angie’s List’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2011 (“fiscal 2011”), accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for fiscal 2011 that was filed with the Securities and Exchange Commission (the “SEC”), without charge, by writing to our Investor Relations department at the above address. The Company’s Annual Report on Form 10-K is also available on our “Investor Relations” website at investor.angieslist.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING QUESTIONS AND

ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act on the matters outlined in the Notice of Annual Meeting on the cover page of this Proxy Statement, namely,

•	the election of three Class I directors to serve until our 2015 annual meeting of stockholders or until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year;

•	the approval, by non-binding advisory vote, of the compensation of our named executive officers;

•	the recommendation, by non-binding advisory vote, of the frequency of future stockholder advisory votes on the compensation of our named executive officers;

•	the approval of the Internal Revenue Code Section 162(m) performance criteria and award limits of our Amended and Restated Omnibus Incentive Plan; and

•	any other matters that may properly be presented at the annual meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 13, 2012 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 57,053,281 shares of common stock outstanding and entitled to vote (excluding any treasury shares).

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on March 13, 2012, your shares were registered directly in your name with Angie’s List’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, at the close of business on March 13, 2012, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other holder of record and bring it with you to the meeting.

How do I vote?

For the election of directors, you may either vote “For” the three nominees or you may “Withhold” your vote for any nominee you specify. For the ratification of the appointment of our independent auditors, the advisory vote on executive compensation and the approval of the Internal Revenue Code Section 162(m) performance criteria and award limits of our Amended and Restated Omnibus Incentive Plan, you may vote “For” or “Against” or abstain from voting. For the advisory vote on the frequency of the advisory vote on executive compensation, you may choose among four options—holding the vote every one, two or three years, or abstaining.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, follow the instructions provided on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank of Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the proxy is exercised at the Annual Meeting.

Stockholder of Record. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy (by Internet, telephone or mail) with a later date.

•	You may send a written notice that you are revoking your proxy to Angie’s List’s Secretary at 1030 E. Washington Street, Indianapolis, Indiana 46202.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Beneficial Owner. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What are the recommendations of the Board?

Our Board recommends that you vote:

“FOR” the election of the three Class I director nominees;

“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

“FOR” approval of the compensation of the named executive officers;

“ONE YEAR” with respect to the frequency of a stockholder vote on the compensation of our named executive officers; and

“FOR” approval of the Internal Revenue Code Section 162(m) performance criteria and award limits of our Amended and Restated Omnibus Incentive Plan.

What if I return a proxy card but do not make specific choices?

Stockholder of Record. If you are a stockholder of record and you indicate that you wish to vote as recommended by our Board, or you return a signed proxy card but do not specify how you wish to vote, then your shares will be voted “FOR” all of the director nominees; “FOR” Proposals 2, 3 and 5; and “ONE YEAR” for Proposal 4. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions on such matter.

Beneficial Owner. If you are a beneficial owner of Angie’s List shares held in street name and do not provide the organization that holds your shares with voting instructions, your broker or other nominee may vote your shares only on those proposals on which it has discretion to vote; if your broker or nominee does not have discretion to vote, your returned proxy will be considered a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum but are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Your broker or nominee does not have discretion to vote your shares on the non-routine matters such as the election of directors, advisory votes on the compensation of our named executive officers, the frequency of future stockholder advisory votes on the compensation of our named executive officers and the Internal Revenue Code Section 162(m) performance criteria and award limits of our Amended and Restated Omnibus Incentive Plan (Proposals 1, 3, 4 and 5). However, we believe your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 2.

How are abstentions and broker non-votes treated?

With respect to Proposal 1, the election of directors, the three directors receiving the highest number of votes will be elected. With respect to Proposals 2, 3, 4 and 5, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval. With respect to Proposal 4, the frequency of the advisory vote on executive compensation, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the alternative receiving the greatest number of votes—every year, every two years or every three years—to be the frequency that stockholders approve. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal 1, because approval of a percentage of shares present or outstanding is not required for this proposal, and with regard to Proposals 2, 3, 4 and 5 will have the same effect as an “Against” vote.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on Proposals 1, 3, 4 or 5, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, “broker non-votes” will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. With respect to Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 57,053,281 shares issued and outstanding and entitled to vote. Accordingly, at least 28,526,641 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you properly cast your vote in person at the meeting, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Votes “for” and “against,” and proxies received but marked as “abstentions” and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

Who counts the votes?

Computershare, Inc. (“Computershare”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, your executed proxy card is returned directly to Computershare for tabulation. As noted above, if you hold your shares through a broker, bank or other agent, that organization returns one proxy card to Broadridge Financial Services, Inc. (“Broadridge”) or directly to Computershare, if there is no affiliation with Broadridge, on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 28, 2012, to Angie’s List’s Secretary at 1030 E. Washington Street, Indianapolis, Indiana 46202. If you wish to submit a proposal that is not to be included in next year’s proxy materials pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between January 8, 2013 and February 7, 2013; provided that if the date of the annual meeting is earlier than April 8, 2013 or later than July 17, 2013, you must give notice no earlier than 120 days prior to such annual meeting date and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the annual meeting date is first made by Angie’s List. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,

PLEASE VOTE AS SOON AS POSSIBLE.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation currently provides for a Board of Directors divided into three classes, designated Class I, Class II and Class III.

The Board currently consists of eight directors, divided into the following three classes:

•	Class I directors: John H. Chuang, Roger H. Lee and William S. Oesterle, whose current terms will expire at the annual meeting of stockholders to be held this May;

•	Class II directors: John W. Biddinger, Steven M. Kapner and Keith J. Krach, whose current terms will expire at the 2013 annual meeting of stockholders; and

•	Class III directors: Mark Britto and Michael S. Maurer, whose current terms will expire at the 2014 annual meeting of stockholders.

The three Class I directorships are up for election at the 2012 annual meeting of stockholders. Messrs. Chuang, Lee and Oesterle have been nominated to serve as Class I directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

The nominees were selected by the Board upon the recommendation of the nominating and corporate governance committee. Each of the nominees has a record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since

Class I Directors whose terms expire at the 2012 Annual Meeting of Stockholders

William S. Oesterle	46	Chief Executive Officer and Director	1995
John H. Chuang(3)	46	Director	1996
Roger H. Lee(2)	40	Director	2008

Class II Directors whose terms expire at the 2013 Annual Meeting of Stockholders

John W. Biddinger(1)	71	Director	2006
Steven M. Kapner(1)(2)	46	Director	2008
Keith J. Krach(3)	54	Chairman of the Board	2011

Class III Directors for election at the 2014 Annual Meeting of Stockholders

Mark Britto(2)(3)	47	Director	2011
Michael S. Maurer(1)	69	Director	2012

(1) Member of the Audit Committee of the Board.

(2) Member of the Compensation Committee of the Board.

(3) Member of the Nominating and Corporate Governance Committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders

William S. Oesterle is our co-founder, has served as our Chief Executive Officer since January 1999 and has served on our Board since our inception in June 1995. Since 2007, Mr. Oesterle has served on the board of directors of The National Bank of Indianapolis Corporation. He also took on additional outside responsibilities from July 2003 until December 2004 when he managed the political campaign of Indiana Governor Mitch Daniels. Prior to joining us, Mr. Oesterle was a partner with CID Equity Partners, a Midwest-based venture capital firm from January 1994 to December 1998. Mr. Oesterle holds a Bachelor of Science in Economics from Purdue University and a Master of Business Administration from Harvard Business School. We believe Mr. Oesterle is qualified to serve on our Board due to the perspective, leadership and operational experience he brings as our Chief Executive Officer, as well as the historical knowledge and continuity he brings as our co-founder.

John H. Chuang has served on our Board since April 1996. Mr. Chuang co-founded and since 1986 has served as Chief Executive Officer of Aquent LLC, a leading marketing staffing firm. Mr. Chuang holds a Bachelor of Arts in Economics and a Master of Business Administration, both from Harvard University. We believe Mr. Chuang is qualified to serve on our Board due to his leadership and business development experience, his broad understanding of the operational, financial and strategic issues facing growing companies and the perspective he brings as an affiliate of our largest stockholder.

Roger H. Lee has served on our Board since April 2008. Mr. Lee is affiliated with Battery Ventures, a venture capital firm, where he focuses on consumer, internet and digital media markets. Mr. Lee joined Battery Ventures in December 2001, and has been a managing member of the general partners of various investment funds affiliated with Battery Ventures. He currently serves on the boards of directors of a number of privately-held technology companies. Prior to joining Battery Ventures, Mr. Lee spent ten years as an entrepreneur and operator and most recently was the co-founder of Corio, a managed services provider that was acquired by IBM, where he oversaw all business development activities and later became a General Manager. Mr. Lee holds a Bachelor of Arts in Political Science from Yale University. We believe that Mr. Lee is qualified to serve on our Board due to his experience with a wide variety of internet and technology companies, as well as the perspective he brings as an affiliate of one of our major stockholders.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

John W. Biddinger has served on our Board since April 2006. Mr. Biddinger has served on the board of directors at City Financial Corporation, an Indianapolis-based investment banking firm, since 1981, and currently is Managing Director of City Investment Group, LLC since July 2005. Mr. Biddinger currently serves on the boards of directors of a number of privately-held companies. Mr. Biddinger joined City Securities Corporation in 1963 and held various securities-related positions before becoming President in 1979, a position that he held until 1980. Mr. Biddinger was also President of Biddinger Investment Capital Corporation, a leveraged buy-out firm, from 1981 to 1999. Mr. Biddinger holds a Bachelor of Science in Business from Indiana University. We believe Mr. Biddinger is qualified to serve on our Board due to his extensive investment and securities experience as well as his experience serving on the boards of other companies.

Steven M. Kapner has served on our Board since April 2008. Mr. Kapner currently serves as Managing Director of Aquent LLC, a leading marketing staffing firm, which he co-founded in 1986. At Aquent he has held various positions including Chief Financial Officer, General Manager of an internal technology start-up, and President of two operating divisions. He currently runs Aquent’s operations in Japan. Mr. Kapner also serves as Chairman of The Aspire Group, Aquent’s staffing business for security-cleared personnel. He has managed venture capital investments for Harvard University’s endowment fund and worked as a strategy consultant for the Boston Consulting Group. Mr. Kapner holds a Bachelor of Arts in History and a Master of Business Administration, both from Harvard University. We believe Mr. Kapner is qualified to serve on our Baord due to his deep operating and leadership experience, his financial management experience as Aquent’s Chief Financial Officer and his global perspective.

Keith J. Krach has served on our Board as Chairman since April 2011. Mr. Krach currently serves as Chief Executive Officer, President and Chairman of the Board of DocuSign Corp, an electronic signature network company, positions which he has held since July 2003 and August 2011, respectively. He also holds the position of Chairman of the Purdue University Board of Trustees. Since 2003, Mr. Krach has been Chief Executive Officer of 3Points, Inc., an investment holding company. In 1996, Mr. Krach co-founded Ariba, Inc., a provider of collaborative business commerce solutions for buying and selling goods and services, serving as Chief Executive Officer and Chairman of the Board from October 1996 until July 2003. Prior to founding Ariba, Mr. Krach joined the founding team and served as the Chief Operating Officer at Rasna Corporation, a developer and marketer of mechanical design and analysis software, which was sold in 1995 to Parametric Technologies. Mr. Krach began his career at General Motors, where he led GM’s first-ever Japanese joint venture, GMF Robotics, and was GM’s youngest-ever vice president. Mr. Krach holds a Bachelor of Science in Industrial Engineering from Purdue University and a Master of Business Administration from Harvard Business School. We believe Mr. Krach is qualified to serve on our Board due to his extensive operational, senior management and board experience with technology companies.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

Mark Britto has served on our Board since September 2011. Mr. Britto currently serves as President and Chief Executive Officer of Boku, Inc., a mobile online payments company, a position he has held since January 2009. He also currently serves on the boards of directors of a number of privately-held technology companies.

Prior to joining Boku, Inc., Mr. Britto served as President and Chief Executive Officer of Ingenio Inc., a service marketplace and performance advertising company acquired by AT&T Inc. in 2007, from July 2002 to December 2008. In 1998, Mr. Britto co-founded Accept.com Financial Services Corporation, an online payments company that was acquired by Amazon.com, Inc., an e-commerce company, in June 1999. From June 1999 until June 2002, Mr. Britto served as Senior Vice President, Worldwide Services and Sales at Amazon.com. Mr. Britto began his career in senior credit and risk management roles at First USA and NationsBank, N.A. Mr. Britto holds a Bachelor of Science in Operations Research and a Masters of Science in Industrial Engineering and Operations Research, both from the University of California, Berkeley. We believe that Mr. Britto is qualified to serve on our Board due to his experience as Chief Executive Officer of technology companies, including an online payment company, and his perspective as a Silicon Valley technology entrepreneur.

Michael S. Maurer has served on our Board since February 2012. Mr. Maurer has served as Chairman of the Board of The National Bank of Indianapolis Corporation, a financial institution he founded in 1993, and its wholly-owned subsidiary, The National Bank of Indianapolis, since 1993. He also has served as Chairman of the Board of IBJ Corp., a publishing company which owns The Indianapolis Business Journal, since 1990, where he also served as Chief Executive Officer from 1990 to 2012. Mr. Maurer served as President of the Indiana Economic Development Corporation from 2005 to 2006 and also served as Indiana Secretary of Commerce in 2006. From 1991 to 1992, he served as a director and member of the Executive Committee of Merchants National Bank/National City Bank, Indianapolis, Indiana, a financial institution. Mr. Maurer was self-employed as an attorney from 1969 to 1988. Mr. Maurer holds a Bachelors of Science in accounting from the University of Colorado and a Juris Doctor degree from the Indiana University Maurer School of Law. He successfully completed the CPA examination. We believe that Mr. Maurer is qualified to serve on our Board due to his financial experience as well as his extensive leadership experience serving on the boards of other companies.

We intend to appoint one additional independent director to the Board in 2012. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

EXECUTIVE OFFICERS

Our executive officers (other than Mr. Oesterle) and their ages as of the record date and positions are as follows:

Name	Age	Position
Robert R. Millard	54	Chief Financial Officer
Angela R. Hicks Bowman	39	Chief Marketing Officer
Scott A. Brenton	40	Chief Operating Officer
Manu Thapar	48	Chief Technology Officer
Michael M. Holt	46	Executive Vice President
Michael D. Rutz	37	Vice President of Sales

Robert R. Millard has served as our Chief Financial Officer since May 2011. Prior to joining us, he served from October 1998 to April 2011 as Chief Financial Officer of FinishMaster, Inc., an Indianapolis-based and formerly publicly-traded national distributor of automotive paints, coatings and paint-related accessories. From February 1996 to September 1998, Mr. Millard served as Chief Financial Officer at Personnel Management, Inc., a publicly-traded industrial staffing company. Mr. Millard is a Certified Public Accountant and previously has held leadership positions at Lacy Diversified Industries, Ltd. and Callahan Enterprises, Inc. Mr. Millard began his financial career with positions at Arthur Andersen & Co. and Ernst & Young LLP. Mr. Millard holds a Bachelor of Music in Music Business from DePauw University and a Master of Business Administration from Indiana University.

Angela R. Hicks Bowman, who goes by Angie Hicks, is our co-founder and has served as our Chief Marketing Officer since May 2000. As the sole employee in June 1995, Ms. Hicks Bowman started what would become Angie’s List in Columbus, Ohio, serving as President from our inception in June 1995 until December 1998. She took a leave of absence from her position as President from December 1998 to May 2000 to pursue a Master of Business Administration. Ms. Hicks Bowman holds a Bachelor of Arts in Economics from DePauw University and a Master of Business Administration from Harvard Business School.

Scott A. Brenton has served as our Chief Operating Officer since June 1999. Prior to joining us, Mr. Brenton served as a Dealer Relations Manager for Dealer Monitoring Acquisitions Corporation, a Cleveland-based specialty finance corporation serving the home security industry, from June 1997 to January 1998. Mr. Brenton held positions in sales, project management and business development for S&R Systems, an entrepreneurial software company specializing in products for the public safety market, from May 1995 to May 1997. Mr. Brenton holds a Bachelor of Science in Industrial Management from Purdue University and a Master of Business Administration from Harvard Business School.

Manu Thapar has served as our Chief Technology Officer since October 2011. Prior to joining us, Mr. Thapar served from January 2010 to October 2011 as Vice President of Engineering of Wal-Mart.com, an e-commerce website. From September 2008 to October 2009, he served as Senior Vice President of Engineering for Myspace, a social networking site. From October 2005 to August 2008, he served as Vice President of Engineering for Yahoo!, Inc., a digital media company. Prior to that, Mr. Thapar served as Senior Director of Engineering for Cisco Systems, Inc., a designer, manufacturer and seller of internet protocol-based networking and other products. Mr. Thapar holds a Bachelor of Engineering degree in Electrical Engineering from Punjab University and a Doctor of Philosophy degree in Computer Systems from Stanford University.

Michael M. Holt has served as our Executive Vice President since August 2006. Prior to joining us, Mr. Holt served in several roles including President and a member of the board of directors of Holt Sublimation Printing and Products, Inc., a supplier of sublimation printing and products manufacturing, from April 2001 to August 2006. Prior to that, Mr. Holt served as Vice President of Holt Hosiery Mills, Inc. from 1997 to 2001 and as Executive Manufacturing Manager of Burlington Industries, Inc. from 1992 to 1997. Mr. Holt currently serves on the boards of directors of a number of privately-held companies. Mr. Holt holds a Bachelor of Science in Economics from Davidson College and a Master of Business Administration from Harvard Business School.

Michael D. Rutz has served as our Vice President of Sales since February 2011. He previously served as Director of Account Management in 2006 and was appointed to develop our health care category offerings in 2008. In 2010 he continued to manage Angie’s List Health & Wellness while starting up other projects. Prior to joining us in 2006, Mr. Rutz served as President of Care Ambulance, a private ambulance company. He also has served as a key strategist in political and advocacy roles for several political campaigns ranging from mayoral to congressional to statewide contests, and held a key role in the campaigns for Indiana Governor Mitch Daniels in 2004 and 2008. Mr. Rutz holds Bachelor of Science in Public Affairs and a Bachelor of Arts in French, both from Indiana University.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

Our business and affairs are managed under the direction of the Board. The current members of the Board are John W. Biddinger, Mark Britto, John H. Chuang, Steven M. Kapner, Keith J. Krach, Roger H. Lee, Michael S. Maurer and William S. Oesterle.

The Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Chuang, Lee and Oesterle, and their terms will expire at the annual general meeting of stockholders to be held in 2012;

•	the Class II directors are Messrs. Biddinger, Kapner and Krach, and their terms will expire at the annual general meeting of stockholders to be held in 2013; and

•	the Class III directors are Messrs. Britto and Maurer, and their terms will expire at the annual general meeting of stockholders to be held in 2014.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

Board Responsibilities and Risk Oversight

Our Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of the Chief Executive Officer and other members of management based on reports from the compensation committee of the Board. Following the end of each fiscal year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our governance, as well as a review of the committee structure and an assessment of the Board’s compliance with the principles set forth in our corporate governance guidelines. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors.

Generally, various committees of the Board oversee risks associated with their respective areas of responsibility and expertise. The audit committee of the Board discusses with management our policies with respect to risk assessment and management; our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. In addition, the compensation committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation programs. The nominating and corporate governance committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with our overall governance practices and the leadership structure of the Board (as further described under “Board Leadership”). The Board is kept informed of each committee’s risk oversights and other activities via regular reports of the committee chairs to the full Board.

Board Leadership

We are focused on our corporate governance practices and value independent Board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except William S. Oesterle, our Chief Executive Officer, are “independent” as defined under the NASDAQ listing standards. Our Board acts independently of management and regularly holds independent director sessions of the Board without members of management present.

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chief Executive Officer serves as the Chairman of the Board, or if the Chairman of the Board is not otherwise independent. The lead independent director would preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our Board may otherwise determine and delegate. Because our Board has determined that Mr. Krach, the Chairman of the Board, is an independent director, our Board has not appointed a lead independent director. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time.

Board Committees

Our Board has the following standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Under our corporate governance guidelines, committee members are appointed by our Board based on the recommendation of the nominating and corporate governance committee, except that members of the nominating and corporate governance committee are appointed by the independent members of the Board. Members serve on these committees until their resignation or until otherwise determined by our Board. Our Board may establish other committees to facilitate the management of our business.

Audit Committee

The primary functions of the audit committee are:

•	overseeing management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	reviewing our annual and quarterly financial statements prior to their filing;

•	serving as a qualified legal compliance committee to review reports and violations of law; and

•	appointing and evaluating the independent registered public accountants and considering and approving any non-audit services proposed to be performed by the independent registered public accountants.

A detailed list of the audit committee’s functions is included in its charter which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The current members of our audit committee are Messrs. Biddinger, Kapner and Maurer, with Mr. Biddinger serving as the committee’s chair. Messrs. Biddinger, Kapner and Maurer are “independent” as defined under the NASDAQ listing standards, and Messrs. Biddinger and Maurer are “independent” as defined under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We are relying on the phase-in rules of the SEC with respect to the independence of our audit committee under Rule 10A-3(b)(1). These rules permit us to have an audit committee that has a majority of members that are independent within 90 days after the effectiveness of our Registration Statement on Form S-1 and all members that are independent within one year thereafter. The reliance on such phase-in rules will not materially adversely affect the ability of the audit committee to act independently or satisfy the other requirements of an audit committee member. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ. Our Board has determined that Mr. Biddinger is an audit committee “financial expert,” as that term is defined by the applicable rules of the SEC. Our audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ.

Compensation Committee

The primary functions of the compensation committee are:

•	reviewing key employee compensation policies, plans and programs;

•	monitoring performance and compensation of our employee-directors, officers and other key employees;

•	preparing recommendations and periodic reports to the Board concerning these matters; and

•	reviewing and approving any incentive compensation and equity-based plans and the grants thereunder.

A detailed list of the compensation committee’s functions is included in its charter which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The members of our compensation committee are Messrs. Britto, Kapner and Lee, with Mr. Britto serving as the committee’s chair. Messrs. Britto, Kapner and Lee are “independent” as defined under the NASDAQ listing standards. For further information about the compensation committee’s process for determining executive compensation, including the role of the executive officers and the compensation committee’s use of an independent consultant, see the section captioned “Executive Compensation—Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The primary functions of the nominating and corporate governance committee are:

•	recommending persons to be selected by the Board as nominees for election as directors and to fill any vacancies on the Board;

•	considering and recommending to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board; and

•	considering and recommending to the Board other actions relating to corporate governance.

A detailed list of the nominating and corporate governance committee’s functions is included in its charter which is available in the “Corporate Governance” section of our “Investor Relations” website at investor.angieslist.com.

The members of our nominating and corporate governance committee are Messrs. Britto, Chuang and Krach, with Mr. Krach serving as the committee’s chair. Messrs. Britto, Chuang and Krach are “independent” as defined under the NASDAQ listing standards.

In recommending candidates for election to the Board, the independent members of the nominating and corporate governance committee consider various criteria, including a candidate’s relevant business skills and experiences, personal and professional integrity, ethics and values; experience in corporate management, including serving as an officer or former officer of a publicly held company and experience as a board member of another publicly held company. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Candidates are identified through a variety of sources, including current and past members of the Board, our officers, individuals personally known by the members of the Board and research. The nominating and corporate governance committee will consider director candidates recommended by stockholders when the recommendations are properly submitted. For a stockholder to make a nomination for election to the Board at an annual meeting, the stockholder must provide notice to us, which notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, no earlier than 120 days and no later than 70 days prior to the date of the annual meeting or the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our bylaws. As set forth in our bylaws, submissions must include for each person whom the stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to be being named in the proxy statement as a nominee and to serving as a director if elected. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Secretary at 1030 E. Washington Street, Indianapolis, Indiana 46202.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met seven times during the last fiscal year. The audit committee of the Board met five times, the compensation committee of the Board met five times and the nominating and corporate governance committee of the Board met once during the last fiscal year. During 2011, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Company’s Secretary, at 1030 E. Washington Street, Indianapolis, Indiana 46202. The Company’s Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Messrs. Britto, Kapner and Lee. Prior to the appointment of Mr. Britto to the compensation committee in September 2011, Mr. Biddinger served on our compensation committee. In October and November 2011, Mr. Britto purchased shares of common stock from our Chief Executive Officer and us, respectively, as set forth under the sections captioned “Certain Relationships and Related Party Transactions—Secondary Transfer by Chief Executive Officer” and “Certain Relationships and Related Party Transactions—Sale of Common Stock to Mark Britto.” In April and June 2011, we repurchased shares of common stock, Series B preferred stock and Series C preferred stock from certain holders of such stock, including affiliates of Mr. Biddinger and Mr. Lee. Such transactions are described in further detail under the section captioned “Certain Relationships and Related Party Transactions—Repurchase of Common and Preferred Stock.” None of our executive officers currently serves, or has served during the last completed year, as a member of the board or the compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Independence of the Board of Directors

As required under the NASDAQ Stock Market rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of the Company’s directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Oesterle, the Company’s current Chief Executive Officer.

As required under the NASDAQ Stock Market rules and regulations, our independent directors meet in independent director sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of the NASDAQ Stock Market rules and regulations.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The audit committee of our Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and is seeking ratification of such appointment by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since fiscal year ending December 31, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The audit committee approved all audit services provided by Ernst & Young LLP during the 2010 and 2011 fiscal years. The total fees paid or payable to Ernst & Young LLP for the last two fiscal years are as follows:

Type of Fees	Fiscal 2011	Fiscal 2010
Audit Fees	$1,048,965	$178,625
Audit-Related Services	45,600	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,048,565	$178,625

Audit Fees

This category includes fees during the 2011 and 2010 fiscal years incurred for the audits of the our annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements, services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering, comfort letter, consents and other matters related to the SEC.

Audit-Related Fees

This category includes fees associated with procedures related to quantifying the company’s sales and use tax expense exposures.

Tax Fees

For the fiscal years ended December 31, 2011 and 2010, there were no fees billed by Ernst & Young LLP for tax fees.

All Other Fees

For the fiscal years ended December 31, 2011 and 2010, there were no fees billed by Ernst & Young LLP for any other professional services.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. The audit committee annually reviews the audit and permissible non-audit services performed by its independent registered public accounting firm and reviews and approves the fees charged by such accounting firm. This policy is set forth in our company’s charter of the audit committee and available on our website.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm of our consolidated financial statements and concluded that they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the SEC’s proxy rules, the Company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”

To be approved, this proposal must receive a “For” vote from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. Although this advisory vote on executive compensation is nonbinding, the Board and the compensation committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under the section captioned “Executive Compensation—Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program, with its balance of short-term incentives (including base salary and performance bonuses) and long-term incentives (including equity awards) reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN

ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS

DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING

COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE

COMPENSATION

As required by the SEC’s proxy rules, in addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation (the “say-on-pay vote”), we are also providing stockholders with the opportunity to cast an advisory vote on whether the say-on-pay vote should be held every one, two or three years.

The Board has recommended a frequency of every one year for the advisory vote on executive compensation. The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

To be approved, this proposal must receive a “For” vote from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. If none of the frequency alternatives receives a majority vote, the Board will consider the alternative receiving the greatest number of votes to be the frequency that stockholders approve. Although this advisory vote on the frequency of the say-on-pay vote is nonbinding, the Board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF EVERY

“ONE YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5

APPROVAL OF THE INTERNAL REVENUE CODE

SECTION 162(m) PERFORMANCE CRITERIA AND AWARD LIMITS

OF THE COMPANY’S AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN

Our Amended and Restated Omnibus Incentive Plan (the “Plan”), provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, which may be granted to employees, including officers, non-employee directors and consultants. Our Board and stockholders originally adopted the Plan prior to our initial public offering. In order to allow for the future grant of certain types of awards under the Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company is asking stockholders to approve the material terms of the performance criteria and award limits under the Plan. The material terms of the Plan are described below. No changes are being proposed with regard to the terms of the Plan at this time. Stockholders are not being asked to approve any amendment to the Plan or to reapprove the Plan itself.

In general, under Section 162(m) of the Code, in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to our Chief Executive Officer or our other named executive officers (other than our principal financial officer), collectively, our covered employees, such compensation must qualify as performance-based. One of the requirements of performance-based compensation for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders. For purposes of Section 162(m) of the Code, the material terms include the types of performance criteria that may be used as performance factors under the Plan and the maximum number of shares subject to any performance equity award that may be granted to any individual in any single year. With respect to the various types of awards under the Plan, each of these aspects is discussed below, and as noted above, stockholders are being asked under this proposal to approve each of these aspects of the Plan for purposes of the approval requirements of Section 162(m).

To be approved, this proposal must receive a “For” vote from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. If our stockholders do not approve this proposal, following the Annual Meeting, the Plan will remain in effect but, except as provided for a transition period following our initial public offering, we may not grant “performance-based” compensation awards under the Plan to our covered employees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

INTERNAL REVENUE CODE SECTION 162(m) PERFORMANCE CRITERIA AND AWARD LIMITS

OF THE COMPANY’S AMENDED AND RESTATED OMNIBUS INCENTIVE PLAN.

Plan Summary

Section 162(m) Share Limit. No employee may be granted options or stock appreciation rights (or other stock awards whose value is determined by reference to an exercise price or strike price of at least 100% of the fair market value of our common stock on the date the applicable stock award is granted) covering more than 8,000,000 shares of our common stock in any calendar year.

In the case of performance awards, the maximum benefit to be received by any individual in any calendar year attributable to “performance-based” restricted stock awards or restricted stock units granted under the Plan may not exceed 8,000,000 shares of our common stock or $10,000,000 for cash-based awards.

Section 162(m) Performance Criteria. Performance goals for awards intended to qualify as Section 162(m) performance-based awards shall be based on the following areas of performance of the Company or any subsidiary, division or business unit: asset growth; combined net worth; debt to equity ratio; earnings per share; revenues; investment performance; operating income (with or without investment income or income taxes); cash flow; margin; net income, before or after taxes; earnings before interest, taxes, depreciation and/or amortization; return on total capital, equity, revenue or assets; and increase in fair market value of shares. Any Performance Criteria may be used with or without adjustment for extraordinary items or nonrecurring items so long as, in the case of awards tended to qualify as “performance-based” under Section 162(m), such adjustments are specified. In granting a “performance-based” compensation award, the Board will set a period of time over which the attainment of one or more goals will be measured for the purpose of determining whether the award recipient has a vested right in or to such award. Within the time period prescribed by Section 162(m) of the Code, the Board may establish the performance goals based upon one or more pre-established performance criteria described in the immediately preceding paragraph. As soon as administratively practicable following the end of the performance period, the Board will determine whether the performance goals have been satisfied.

Awards under the Plan that are intended to qualify as performance-based compensation under Section 162(m) of the Code are subject to the following additional requirements: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied.

Other Provisions of the Plan

Share Reserve. As of December 31, 2011, the aggregate number of shares of our common stock that have been authorized for issuance pursuant to equity awards under the Plan was 3,938,168. The number of shares of our common stock reserved for issuance automatically increases on January 1 of each year, from January 1, 2012 through January 1, 2021 by the least of (a) 5% of the outstanding Shares on the last day of the immediately preceding fiscal year, (b) 5,090,496 Shares, or (c) such lesser number of Shares determined by the Board. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares. If a stock award granted under the Plan expires or otherwise terminates without being exercised in full or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again become available for subsequent issuance under the Plan.

As of March 13, 2012, the Record Date, there were options to purchase 2,850,358 shares of our common stock outstanding. On the Record Date, the closing price of our Common Stock as reported on the NASDAQ Global Market was $16.04 per share.

Administration. Our Board has delegated its authority to administer the Plan to our compensation committee. Subject to the terms of the Plan, our Board or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted, and the terms and conditions of the stock awards, including the period of their exercisability and vesting.

Stock Options. Incentive and nonstatutory stock options may be granted under the Plan. The plan administrator determines the exercise price for a stock option provided that the exercise price cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under the Plan, up to a maximum of ten years. Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise any vested options for a period of three months following the cessation of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise any vested options for a period of one year in the event of disability or death. Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution.

Restricted Stock Awards. Restricted stock awards may be granted in consideration for (a) cash or check, (b) past or future services rendered to us or our affiliates or (c) any other form of legal consideration. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator.

Restricted Stock Unit Awards. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights. The plan administrator determines the strike price for a stock appreciation right, which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the Plan vests at the rate specified by the plan administrator. The plan administrator determines the term of stock appreciation rights granted under the Plan, up to a maximum of ten years. If a participant’s service relationship with us, or any of our affiliates, ceases, then the participant, or the participant’s beneficiary, may exercise any vested stock appreciation right for the period set forth in the award agreement.

Performance Awards. The Plan permits the grant of performance awards (in the form of restricted stock, restricted stock units or other awards) that may qualify as performance-based compensation that is not subject to the limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code. Our Compensation Committee can structure one or more such awards so that stock will be issued or amounts paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum benefit to be received by a participant in any calendar year attributable to performance stock awards may not exceed 8,000,000 shares of our common stock or, if applicable, $10,000,000 for cash-based awards.

Changes to Capital Structure. In the event of certain capitalization adjustments (such as a stock split or stock dividend), our Board will appropriately adjust (a) the number of shares reserved under the Plan, (b) the limit on the number of shares that may be issued as stock awards to any one person in a given calendar year for purposes of Section 162(m) of the Code and (c) the number of shares and exercise price or strike price, if applicable, of all outstanding awards.

Change in Control. Subject to the authority granted to the Board to accelerate the vesting of an award, upon a Change of Control, the Plan and each outstanding award shall terminate, subject to any provision that has been made by the Corporation through a plan of reorganization or otherwise for the substitution, assumption, settlement, or other continuation of the Awards. If Awards are to terminate (with no substitution, assumption, settlement, or other continuation) in such circumstances, each Participant shall have the right, by giving notice at least ten days before the effective date of the Change in Control, to exercise on or before such effective date, in whole or in part, any unexpired Award issued to the Participant, to the extent that the Award is vested and exercisable as of such effective date.

Plan Amendments. Our Board has the authority to amend or terminate the Plan. However, no amendment or termination of the Plan will adversely affect any rights under stock awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of amendments to the Plan as required by applicable law or the NASDAQ listing requirements.

U.S. Federal Income Tax Information

The information set forth below is only a summary and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a stock award or the disposition of stock acquired under an award. The Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income and the recognition of the deductions are subject to the requirement that the amounts constitute an ordinary and necessary business expense for us and are reasonable in amount, the limitation on the deduction of executive compensation under Section 162(m) of the Code and the timely satisfaction of our tax reporting obligations.

Incentive Stock Options. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under Section 422 of the Code. There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any. If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and Stock Appreciation Rights. Nonstatutory stock options, restricted stock awards and restricted stock unit awards granted under the Plan generally have the following federal income tax consequences: There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price or strike price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold an amount based on the ordinary income recognized. Subject to certain requirements, including the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company may be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant. Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to stock awards that may be granted in the future to executive officers, directors and employees under the Plan because awards under the Plan are determined by the plan administrator in its discretion. However, the following table sets forth information about awards granted under the Plan during fiscal 2011 to (i) our named executive officers, (ii) all current executive officers as a group, (iii) all non-employee directors as a group, and (iv) all non-executive employees (including all current officers who are not executive officers) as a group.

Name and Position	Number of Equity Awards (#)
William S. Oesterle
Chief Executive Officer and Director	79,288
Robert R. Millard
Chief Financial Officer	508,200
Charles Hundt
Controller and Former Interim Principal Financial and Accounting Officer	200,000
Manu Thapar
Chief Technology Officer	472,480
Michael Rutz
Vice President of Sales	160,000
Angela R. Hicks Bowman
Chief Marketing Officer	—
Executive Officers as a Group	1,419,968
Non-Executive Directors as a Group	644,824
Non-Executive Officer Employees as a Group	602,096

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of February 15, 2012 for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each director and nominee for director;

•	each named executive officer as set forth in the Summary Compensation Table below; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 15, 2012, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 56,933,185 shares of our common stock issued and outstanding on February 15, 2012. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Angie’s List, Inc., 1030 E. Washington Street, Indianapolis, Indiana, 46202.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
Greater than 5% Stockholder:
TRI Investments, LLC(2)	11,388,000	20.0%
Battery Ventures VIII (AIV), L.P.(3)	8,575,512	15.1%
T. Rowe Price Associates, Inc.(4)	6,966,860	12.2%
Entities affiliated with BV Capital(5)	5,169,368	9.1%
Capital Research Global Investors(6)	3,902,618	6.9%
Directors and Named Executive Officers:
William S. Oesterle(7)	3,524,006	6.2%
Robert R. Millard	—	—
Charles Hundt(8)	6,600	*
Manu Thapar	—	—
Michael D. Rutz(9)	6,600	*
Angela R. Hicks Bowman	836,672	1.5%
John W. Biddinger(10)	523,704	*
Mark Britto(11)	76,544	*
John H. Chuang(2)	11,388,000	20.0%
Steven M. Kapner(2)	11,388,000	20.0%
Keith J. Krach(12)	127,050	*
Roger H. Lee(3)	8,575,512	15.1%
Michael Maurer	—	—
Directors and Officers as a Group (15 persons)(12)	36,452,688	64.0%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Based on the most recently available Schedule 13G filed with the SEC on February 14, 2012, TRI Investments LLC is the record owner of 11,388,000 shares of our common stock. TRI Ventures, Inc., as the managing member of TRI Investments LLC, may be deemed to beneficially own such shares. Mr. Chuang and Mr. Kapner, two of our directors, are Chief Executive Officer and Managing Director, respectively, of TRI Ventures, Inc., the parent company of TRI Investments, LLC and, therefore, may be deemed to share voting and dispositive power over the shares held by this entity. Mr. Chuang and Mr. Kapner disclaim beneficial ownership with respect to shares beneficially owned by TRI Investments LLC, except to the extent of their pecuniary interests therein. The address for TRI Investments LLC is 711 Boylston Avenue, Boston, MA 02116.

(3)	Based on the most recently available Schedule 13G filed with the SEC on February 14, 2012, Battery Ventures VIII (AIV III), L.P. (“BV8 AIV”) is the record owner of 8,575,512 shares of our common stock, except that Battery Partners VIII (AIV III), LLC (“BP8 AIV LLC”), the general partner of BV8 AIV may be deemed to have sole voting and dispositive power over these shares; Neeraj Agrawal, a managing member of BP8 AIV LLC, may be deemed to have shared voting and dispositive power over these shares; Michael Brown, a managing member of BP8 AIV LLC, may be deemed to have shared voting and dispositive power over these share; Thomas J. Crotty, a managing member of BP8 AIV LLC, may be deemed to have shared voting and dispositive power over these share; Sunil Dhaliwal, a managing member of BP8 AIV LLC, may be deemed to have shared voting and dispositive power over these share; Richard D. Frisbie, a managing member of BP8 AIV LLC, may be deemed to have shared voting and dispositive power over these share; Kenneth P. Lawler, a managing member of BP8 AIV LLC, may be deemed to have shared voting and dispositive power over these share; Roger H. Lee, one of our directors and a managing member of BP8 AIV LLC, may be deemed to have shared voting and dispositive power over these share; R. David Tabors, a managing member of BP8 AIV LLC, may be deemed to have shared voting and dispositive power over these share; and Scott R. Tobin, a managing member of BP8 AIV LLC, may be deemed to have shared voting and dispositive power over these share. Each of Messrs. Agrawal, Brown, Crotty, Dhaliwal, Frisbie, Lawler, Lee, Tabors and Tobin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Battery Ventures is 930 Winter Street, Suite 2500, Waltham, MA 02451.

(4)	Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2012, T. Rowe Price Associates, Inc. (“TRPA”) has sole voting power with respect to 856,168 of such shares and sole dispositive power with respect to 6,966,860 of such shares and T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 3,741,352 of such shares. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(5)	Based on the most recently available Schedule 13G filed with the SEC on February 14, 2012, this includes (i) 2,702,584 shares held by BV Capital GMBH & Co Beteiligungs KG No. 1 (“BV KG”), (ii) 2,059,920 shares held by BV Capital Fund II, L.P. (“BV II”) and (iii) 406,864 shares held by BV Capital Fund II-A, L.P. (“BV II-A”). The general partner of BV II and BV II-A is BV Capital GP II, LLC (“BV GPII”). As such, BV GP II has voting and investment control over the shares owned by BV II and BV II-A, and may be deemed to own beneficially the shares held by BV II and BV II-A. BV GP II owns none of our securities directly. BV Capital Management, LLC (“BV Management”) serves as the Managing Limited Partner of BV KG. As such, BV Management has voting and investment control over the shares owned by BV KG, and may be deemed to own beneficially the shares held by BV KG. BV Management owns none of our securities directly. The address for the BV Capital funds is 600 Montgomery Street, 43rd Floor, San Francisco, CA 94111.

(6)	Based on information set forth in Schedule 13G filed with the SEC on February 14, 2012, Capital Research Global Investors is the record owner of 3,902,618 shares of our common stock. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(7)	Includes stock options to purchase 19,822 shares of our common stock currently exercisable or exercisable within 60 days.

(8)	Consists solely of stock options to purchase 6,600 shares of our common stock currently exercisable or exercisable within 60 days.

(9)	Consists solely of stock options to purchase 6,600 shares of our common stock currently exercisable or exercisable within 60 days.

(10)	Includes (i) 93,704 shares held by Mr. Biddinger, (ii) 400,000 shares held by City Investment Group, LLC and (iii) stock options to purchase 30,000 shares of our common stock currently exercisable. Mr. Biddinger, a member of our Board, is Managing Director of City Investment Group, LLC, and therefore may be deemed to share voting and dispositive power over the shares held by this entity. Mr. Biddinger disclaims beneficial ownership with respect to shares beneficially owned by this entity, except to the extent of his pecuniary interest therein. The address for City Investment Group, LLC is 30 South Meridian Street, Suite 600, Indianapolis, IN 46204.

(11)	Includes stock options to purchase 10,970 shares of our common stock currently exercisable or exercisable within 60 days.

(12)	Consists solely of stock options to purchase 127,050 shares of our common stock currently exercisable or exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock on Forms 3, 4, and 5. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, we generally assist our executive officers and certain directors in preparing initial ownership reports and reporting ownership changes and we typically file these reports on their behalf.

Based solely on the Company’s review of the copies of Section 16(a) forms it has received and written representations from certain reporting persons that no other reports were required, the Company believes that all of its executive officers, directors, and greater than 10% stockholders have timely complied with all of the filing requirements applicable to them with respect to transactions during fiscal 2011.

DIRECTOR COMPENSATION

In August 2011, the Board approved the following annual compensation for our non-employee directors:

Position	Cash ($)	Equity Grants ($)
Board Chairman	20,000	—
Board Member	30,000	50,000
Audit Committee Chair	10,000	—
Compensation Committee Chair	7,000	—
Nominating and Corporate Governance Committee Chair	5,000	—
Audit Committee Member	5,000	—
Compensation Committee Member	3,500	—
Nominating and Corporate Governance Committee Member	2,500	—

In addition, we reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.

At our 2012 annual stockholders’ meeting, all non-employee directors, other than Mr. Krach, will receive the full amount of cash compensation prorated for any partial year of service as set forth in the table above for services performed through such date. Going forward, these cash retainers will be paid quarterly. At our 2012 annual stockholders’ meeting, non-employee directors will receive the equity grant set forth in the table above [in the form of stock options], which will vest quarterly and will be fully vested at the next annual stockholders’ meeting. However, Mr. Krach will not receive any cash or equity compensation as a non-employee director until our 2014 annual stockholders’ meeting.

In February 2012, in connection with his appointment to the Board, the Board approved a one-time grant of an option to purchase 1,471 shares of our common stock under our Amended and Restated Omnibus Incentive Plan at an exercise price of $15.47 per share to Mr. Maurer, which will be fully vested at our 2012 annual stockholders’ meeting.

2011 Director Compensation

The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2011. Our employee director, Mr. Oesterle, did not receive separate compensation for his services as a director.

Name	Fees Earned or Paid in Cash($)(1)		Option Awards ($)(2)	Total($)
John F. Ackerman(3)	—		—	—
John W. Biddinger	54,643	(4)	374,100(5)	428,743
Mark Britto	16,929		50,973(6)	67,902
John H. Chuang	13,929		—	—
Steven M. Kapner	16,500		—	—
Keith Krach	__		1,524,829(7)	1,524,829
Roger H. Lee	14,357		—	—
Mathias Schilling(8)	—		—	—

(1)	Includes the portion of the cash compensation described above that was earned for services in 2011 although not paid until the date of the 2012 annual stockholders meeting.

(2)	The amount reflects the aggregate grant date fair value of the option and stock awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option and stock awards in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

(3)	Mr. Ackerman resigned from our Board in August 2011.

(4)	Mr. Biddinger he received $37,500 in recognition of his extensive service as chairman of the audit and compensation committees in prior years.

(5)	In August 2011, the Board approved the grant of an option to purchase 120,000 shares of common stock at an exercise price of $8.50 per share to Mr. Biddinger in recognition of his extensive service as chairman of the audit and compensation committees in prior years. The option vests as to 25% of the shares on the grant date and as to 25% of the shares subject to the stock option on August 23rd of each of 2012, 2013 and 2014.

(6)	In October 2011, in connection with his appointment to our Board, we granted an option to purchase 16,624 shares of common stock to Mr. Britto at an exercise price equal to the fair market value of our common stock of $9.49. This option will vest quarterly with full vesting at our 2012 annual stockholder meeting date.

(7)

In April 2011, in connection with his appointment to our Board and election as Chairman of the Board, our compensation committee approved a one-time grant of an option to purchase 508,200 shares of common stock at an exercise price of $8.50 per share to Mr. Krach. This option vests as to 25% of the shares on the grant date and as to 25% of the shares subject to the stock option on April 26th of each of 2012, 2013 and 2014. In light of this one-time grant, Mr. Krach agreed to forego the annual automatic equity grants and cash compensation to which he would otherwise be entitled as a director and as Chairman of the Board through the period in which his option vests.

(8)	Mr. Schilling resigned from our Board in August 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “2011 Summary Compensation Table” and the most important factors relevant to an analysis of these policies and decisions. These “named executive officers” for 2011 are William S. Oesterle, our Chief Executive Officer; Robert R. Millard, our Chief Financial Officer; Angela Hicks Bowman, our Chief Marketing Officer; Manu Thapar, our Chief Technology Officer; Michael Rutz, our Vice President of Sales; and Charles Hundt, our Controller who also served as our interim principal financial officer until May 2011.

Executive Compensation Overview

We recognize that the ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our employees. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•

attract, engage and retain individuals of superior ability, experience and managerial talent enabling us to be an employer of choice in the highly-competitive and dynamic Internet and technology industry;

•	ensure compensation is closely aligned with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	ensure that total compensation is fair and reasonable.

Most of our compensation components simultaneously fulfill one or more of these principles and objectives. As further described below, the primary components are (1) base salary, (2) performance bonuses and (3) equity incentives. We also offer limited other types of employee benefits as described below. We view each component of executive compensation as related but distinct, and we also review total compensation of our executive officers to ensure that our overall compensation objectives are met. We determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the market for executive talent based on the experience of members of our compensation committee and consistent with our recruiting and retention goals, our view of internal equity and consistency, the length of service of our executives, our overall performance and other considerations we deem relevant.

While we were private, we preferred to focus our cash resources on growing the business and so a significant part of executive compensation was in equity. We believe that because the achievement of our business and financial objectives will be reflected in the value of our equity, our executive officers will be incentivized to achieve these objectives when a portion of their compensation is tied to the value of our equity. To this end, we use equity awards (in particular, stock options) as a significant component of compensation because we believe that this is an effective way to tie individual compensation to the creation of stockholder value. We believe stock-based compensation is a significant motivator in attracting employees for Internet-related and other technology companies.

We have not adopted any formal policies for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Instead, our compensation programs are designed to be flexible and complementary and to collectively serve all of the executive compensation objectives described above.

Compensation Determination Process

In determining the appropriate level of total compensation for our named executive officers, the compensation committee reviews and considers our corporate performance along with the performance of each named executive officer. The compensation committee also evaluates comparative compensation data, which includes salary, equity and other compensation components from a peer group of companies. The Chief Executive Officer typically makes recommendations to the compensation committee regarding compensation for each named executive officer other than himself. The compensation committee reviews and discusses the information and determines the compensation for each named executive officer, including the Chief Executive Officer, as it deems appropriate.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have formal policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

In determining executive compensation for 2011, because we were taking steps towards becoming a public company, our compensation committee engaged Mercer Consulting to review publicly available compensation data aggregated for a peer group of companies and pre-initial public offering (“pre-IPO”) companies’ pay levels, using pre-IPO data for companies in the public peer group described below that recently completed initial public offerings and survey compensation data from the Dow Jones Competitive Pro Database and Mercer databases of private company data. This comparative data is valuable in that it provides insight into ranges and components of total compensation as well as confirms the reasonableness of our own compensation decisions. The peer group reviewed by the committee in its July 2010 compensation review consisted of technology companies with market capitalizations similar to ours and included:

• Ancestry.com Inc.	• Vocus, Inc.
• Constant Contact, Inc.	• LoopNet, Inc.
• comScore, Inc.	• OpenTable, Inc.
• Dice Holdings Inc.	• TheStreet.com, Inc.
• The Knot, Inc.	• Local.com Corporation
• Internet Brands, Inc. • Travelzoo Inc. • LivePerson, Inc.	• Archipelago Learning, Inc. • Support.com, Inc.

As a public company, the Chief Executive Officer’s compensation is determined by the compensation committee in executive session without the presence of the Chief Executive Officer. As a result of our compensation committee’s assessment of the Chief Executive Officer’s roles and responsibilities within our company, particularly as we began and completed our initial public offering process (which requires significant public efforts and responsibilities for our Chief Executive Officer), there is a significant difference between his compensation levels and those of our other named executive officers.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Our aim is to offer base salaries that are cost-effective while also remaining competitive for the retention and recruitment of talented executives. Adjustments to base salaries are based on the scope of a named executive officer’s responsibilities, individual contribution, and sustained performance. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

In approving salaries for 2011, we tried to make salary levels more equal among executive officers, except that our Chief Executive Officer has the highest salary because of his role as head of our company with the highest level of responsibilities. Prior to those actions, we had not made material changes to base salaries in the last several years, which was consistent with our desire to focus cash resources on growing the business.

As part of the compensation committee’s comprehensive review of executive compensation levels during July 2010 as described above, we found that our base salaries generally fell significantly below the median in both the pre-IPO and public companies studies described above. Therefore, we made adjustments to base salaries effective January 2011 to bring our executive officers closer to the 75th percentile of pre-IPO companies and closer to the median of public companies. These significant increases were in recognition of both the growth of our company over the last few years and the efforts that would be required of all our executive officers as we began to move toward becoming a public company. In August 2011, we further increased base salaries for our Chief Executive Officer and Chief Marketing Officer to be at the public company peer group median because we were moving closer to becoming a public company and the base salaries for those two positions were below the public company median.

The actual base salaries paid to all of our named executive officers during fiscal 2011 are set forth in the “2011 Summary Compensation Table.”

2011 Cash Bonuses

For 2011, our cash bonus program for named executive officers was intended to align their cash compensation opportunities with our corporate goals. The compensation committee approved payout of bonuses on a semi-annual, rather than quarterly basis as in fiscal 2010, although the compensation committee reviewed our performance results quarterly. The compensation committee expects to move to an annual payout for 2012. The purpose of this change is to encourage longer-term business results during the year by paying bonuses to our executive officers less frequently. The exception was for Mr. Rutz, who because he is in sales, is paid on a quarterly basis consistent with our sales commission plans. The actual cash bonuses paid to our named executive officers for fiscal 2011 performance are set forth in the “2011 Summary Compensation Table.”

Chief Executive Officer Bonus. Our Chief Executive Officer had an annual target bonus payout of $174,000 for the first half of the year and annual target payout of $287,000 for the second half of the year (for a total of $230,000 for the year). His target amount was determined by increasing the prior year’s target in order to place more weight on achievement of goals as we took steps towards becoming a public company. The compensation committee determined his actual bonus by considering a combination of results for our performance metrics listed below, our Chief Executive Officer’s assessment of the business successes and areas for improvement, and the compensation committee’s own subjective assessment of both the financial metrics and other factors considered important. In considering our performance metrics, the compensation committee gave equal weighting to each of the following metrics (which were also used for a portion of the other named executive officers’ bonuses as described below):

•	Number of new paid memberships;

•	Average marketing cost per paid membership acquisition (or “average CPA”);

•	Total revenue;

•	Free cash flow (comprised of cash flow after operating and investing activities but before marketing expense); and

•	Goals related to member retention, renewals, revenues and servicing costs.

Following the completion of fiscal 2011, the compensation committee determined that we met or exceeded most of these goals. In particular:

•	our achievement of 1,074,757 new paid memberships exceeded our goal of 960,223;

•	our average CPA of $78.00 was better than our goal of $81.00;

•	our $90.0 million in revenue was approximately 99% of our goal of $91.3 million;

•	our member-related goals were successful; and

•	our free cash flow before advertising of $23.6 million was less than our target of $32.0 million.

On a purely formulaic basis, the weighted result would have exceeded 100% achievement for both the first half and second half of the year. The compensation committee also took into account strategic business decisions such as the success of completing our initial public offering in 2011 (the “IPO”). As a result, the compensation committee determined that our corporate performance metrics should result in 100% achievement, and Mr. Oesterle received 100% of his target bonus for both the first half and the second half of fiscal 2011.

Other named executive officers’ bonuses. Each other named executive officer (except for Mr. Thapar which is explained below) received bonus amounts with a portion (50% for the second half of the year) of their bonus tied to the corporate performance metrics (which, as described above, were deemed achieved at the 100% level) and the remainder dependent on the achievement of the following specific performance objectives:

•

Mr. Millard received a discretionary bonus of $25,000 for the first half of the year for his work related to the IPO and received a $75,000 bonus (100% of his target) for the second half of the year, with 25% of his bonus based on his successful achievement of refinancing the credit facility, 25% based on the IPO process and 50% on the corporate performance metrics.

•

Angela Hicks Bowman received a $55,351 bonus for the second half of the year (104% of her target), with 12.5% of her bonus based on her 112% achievement of our new paid membership goal, 12.5% based on achieving 103.8% of her goal regarding average CPA (each based on the targets and results described above), 12.5% based on her 111% achievement of our membership revenue goal, 12.5% based on her 101% attainment of our membership cash goals which are confidential but were higher than the prior year’s results and 50% based on the corporate performance metrics described above. For the first half of the year, Ms. Hicks Bowman received a $79,830 bonus (106% of her target). In calculating her bonus for the first half of the year, the corporate performance metrics accounted for 20% of her bonus in which she achieved 100%, along with 20% of her bonus based on her 113% achievement of our new paid memberships goal, 20% based on achieving 120% of our goal regarding average CPA (each based on the targets and results described above), 20% based on her 101% achievement of our membership revenue goal and 20% based on her 99% attainment of membership cash goals which are confidential but were higher than the prior year’s results.

•

Manu Thapar received a $160,000 bonus per his offer letter, which provided him 100% payment of his annual bonus. This amount was guaranteed because of a combination of him starting mid-year after corporate objectives had been set and as an incentive to him agreeing to accept employment with us.

•

Michael Rutz was paid on a quarterly basis. Overall for the year, he received $124,374 bonus payment for the fiscal year based on number of service providers, advertising revenue, advertising cash and new advertising sales. Because we performed well in these areas, he received 101% of his target.

•

Mr. Hundt received a bonus of $62,500 because, although he was not an executive officer at year-end, his efforts as principal financial officer prior to Mr. Millard’s arrival, as well as his efforts in our initial public offering process, were recognized.

CEO’s long-term bonus. Mr. Oesterle had a “long-term bonus” program for 2011 that the compensation committee could pay in equity awards following the end of the year, subject to the compensation committee’s review of performance. In reviewing his performance following the end of 2011, the compensation committee assessed the achievement of the financial goals set forth in the information regarding the fiscal results above and considered his success in leading us through our IPO and the improvements shown in our fiscal results. After taking all of these considerations into account, the compensation committee determined that a 100% payout ($278,450 value) was appropriate and therefore, in February 2012, approved a grant of options in the amount of 33,999 shares with a per share price of $15.47, vesting over four years. This award of $278,450 is reflected in the Summary Compensation Table for 2011 below because it was based on 2011 performance.

Long-Term Equity Incentives

The primary goal of our long-term, equity-based incentive awards is to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. We have granted equity awards to executive officers and other key personnel to incentivize them to increase the value of our stock and thereby align their interests with those of our stockholders. We have granted both stock options, which permit the employee to exercise the option at a fixed price (the fair market value of the stock on the grant date) in the future, and, in limited circumstances, restricted stock awards, which do not have an exercise price.

The compensation committee or Board determines the size and type of equity awards, taking into account the recommendations of our Chief Executive Officer (for executive officers other than himself), and also determines the vesting schedule of equity awards. To date, the amount of our equity grants has not been based on a specific formula or targeted a specific percentile within a peer group, but rather was based on a combination of the compensation committee’s subjective judgment about the appropriate level of compensation for the executive given both individual responsibilities and length of service, dilution considerations and the negotiation process with the individual. During 2011, the following determinations were made in granting stock options to our named executive officers:

•

For Messrs. Millard and Thapar, both new hires, the main determination for the amount of options was a negotiation with the individual for the amount of shares to incentivize the individual to accept employment with the Company.

•

For Messrs. Rutz and Hundt, the number of shares provided to each was based on a subjective view as to the appropriate number to provide incentives for long-term performance and their role in the IPO process, as well as offering the opportunity for them to be rewarded based on their strong historical work performance.

•

Mr. Oesterle and Ms. Hicks Bowman did not receive new equity grants in 2011 because the compensation committee felt that their existing equity holdings offered sufficient retentive and incentive value at that time.

For 2011, we used stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because named executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to named executive officers to achieve increases in the value of our stock over time.

Typically, we grant stock options that vest over four years, which we believe offers long-term retentive value, except that periodically our compensation committee may grant equity awards with different vesting schedules.

Special Long-Term Bonus. In 2011, the compensation committee approved a long-term bonus for Mr. Thapar, to be paid in four equal annual installments of $116,643.50 each, starting on October 31, 2012, if he remains employed with us on each payment date. The reason for this long-term bonus opportunity was because when he commenced employment with us, the exercise price of his stock option was higher than expected at the time he agreed to join us and significantly higher than the prices for other executive officers. Taking the potential value of his new hire equity grant into account, the committee felt it was appropriate to offer him a long-term cash bonus to encourage his retention over a number of years and believed that the amount proposed was reasonable given his level of authority and expertise.

Stock Ownership Guidelines

The Board believes that our directors and executive officers should own and hold our common stock to further align their interests with the interests of our stockholders and to further promote our commitment to sound corporate governance. Therefore, in August 2011, the Board adopted the following minimum stock ownership guidelines applicable for our executive officers and non-employee directors:

•

Executive Officer Guidelines. Each of our executive officers is expected to accumulate the equivalent of Angie’s List common stock equal to 3 times (or 5 times, in the case of our CEO) his or her annual base salary, within five years from the adoption of these guidelines or from date that the executive officer assumes their position, whichever is later.

•

Director Guidelines. Directors of Angie’s List are expected to accumulate 15,000 shares of Angie’s List common stock within five years of the adoption of these guidelines or within three years of first appointment to the Board.

Retirement and other benefits

Our named executive officers are eligible to participate in our employee benefit plans provided for other personnel. These benefits include a 401(k) plan, group health insurance, and short- and long-term disability insurance. Currently, we contribute up to 3% of total salary (which includes base salary, bonuses, and commissions, where applicable) to the 401(k) to all eligible employees.

Some of our named executive officers have agreements that would provide severance benefits on specified involuntary terminations of employment. The terms and estimated amounts of these benefits are described below under “Potential Payments upon Termination and Change in Control.” Most of these arrangements were negotiated when the applicable named executive officer was hired and had terms that we believed were reasonably necessary to hire and retain these individuals in our market for executive talent. We have granted equity awards to our named executive officers that provide for accelerated vesting of equity upon a future change in control, as further described under “Potential Payments upon Termination and Change in Control.” We believe these provisions are reasonable because the possibility of a change in control could cause uncertainty among executive officers and concern over potential loss of equity awards (which has been a significant component of their potential compensation) and, therefore, could result in their departure or distraction to the detriment of our company and our stockholders.

Tax Considerations

We do not require executive compensation to be tax deductible for our company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our Chief Executive Officer and each of the other named executive officers (other than our Chief

Financial Officer), unless compensation is performance-based. In approving the amount and form of compensation for our executive officers in the future, our compensation committee expects to consider all elements of the cost to our company of providing such compensation, and so it may consider the potential impact of Section 162(m). However, our compensation committee may, in its judgment, authorize compensation payments that are not exempt from Section  162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2011 Summary Compensation Table

The following table sets forth information concerning the compensation of William S. Oesterle, our Chief Executive Officer, Robert Millard, our Chief Financial Officer, and the three other most highly compensated executive officers for 2011. We refer to these officers in this proxy statement as our “named executive officers”.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
William S. Oesterle, Chief Executive Officer and Director	2011	355,692		—	—		—	508,950	20,609	(4)	885,251
	2010	254,995		—	1,440,847	(3)	—	301,875	19,711	(4)	2,017,428

Robert R. Millard, Chief Financial Officer	2011	179,808	(9)	62,500	—		1,818,721	37,500	7,549	(5)	2,106,078

Charles Hundt, Controller and Former Interim Principal Financial and Accounting Officer	2011	140,962		62,500	—		694,250	—	6,104	(6)	903,816
	2010	117,619		33,250	—		45,375	—	4,732	(6)	200,976

Manu Thapar, Chief Technology Officer	2011	63,462	(10)	160,000	—		2,443,312	—	—		2,666,774

Michael Rutz, Vice President of Sales	2011	135,962		24,167	—		555,400	100,207	7,128	(7)	822,864
	2010	126,875		50,000	—		45,375	—	6,019	(7)	228,269

Angela R. Hicks Bowman, Chief Marketing Officer	2011	217,692		—	—		—	135,181	19,266	(8)	372,139
	2010	148,550		194,659	2,969,355		848,698	—	19,344	(8)	4,180,606

(1)	The amount reflects the aggregate grant date fair value of the option and stock awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option and stock awards in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. There can be no assurance that awards will vest or will be exercised, or that the value upon exercise will approximate the aggregate grant date fair value.

(2)	Reflects the amount paid under our cash incentive program for the year based upon satisfaction of the performance criteria described under “Compensation Discussion and Analysis—Annual Cash

Incentives.” For Mr. Oesterle, includes $278,450 and $180,000 for 2011 and 2010, respectively, representing the amount awarded under his “long-term bonus” program described under “Compensation Discussion and Analysis—Equity-based Compensation,” which amount was determined based on performance, but that the compensation committee decided to award in the form of stock options. Related to the 2010 long-term bonus the compensation committee awarded 79,288 shares granted in February 2011 at an exercise price of $7.63 per share that vests in equal annual installments over the four years following the grant date. Related to the 2011 long-term bonus the compensation committee awarded 33,999 shares granted on February 23, 2012 at an exercise price of $15.47 per share that vests in equal annual installments over the four years following the grant date.

(3)	In 2010 additional stock awards of an aggregate of 7,568 units with a grant date fair value of $266,702 were granted in January and March 2010, but were cancelled in April 2010 as a result of our conversion to a Delaware corporation. The stock award in December 2010 was partially a subsequent acknowledgement of these cancelled awards. The number of units of our predecessor have not been adjusted for our eight-for-one stock split effected in October 2011.

(4)	Represents (i) $7,350 401(k) matching contributions in 2011 and 2010, (ii) $13,259 and $12,161 for 2011 and 2010, respectively, for medical, dental and vision insurance premiums paid by us and (iii) $200 fringe compensation in 2010.

(5)	Represents (i) $7,549 for medical, dental and vision insurance premiums paid by us.

(6)	Represents (i) $6,104 and $4,532 of 401(k) matching contributions in 2011 and 2010, respectively, and (ii) $200 fringe compensation in 2010.

(7)	Represents (i) $7,128 and $5,219 of 401(k) matching contributions in 2011 and 2010, respectively, and (ii) $200 fringe compensation in 2010.

(8)	Represents (i) $7,350 401(k) matching contributions in 2011 and 2010, (ii) $11,816 and $11,894 for 2011 and 2010, respectively, for medical, dental and vision insurance premiums paid by us and (iii) $100 fringe compensation in 2010.

(9)	Reflects the portion of salary paid since Mr. Millard was hired by the Company on May 2, 2011.

(10)	Reflects the portion of salary paid since Mr. Thapar was hired by the Company on October 10, 2011.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our named executive officers during 2011.

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards($/Sh)	Fair Market Value of Stock on Date of Option Grant($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(2)
		Target ($)
William S. Oesterle	N/A	230,500	—	—	—	—	—
	N/A	278,450 (3)

Robert R. Millard	5/19/2011	62,500	—	508,200	8.50	8.50	1,818,721

Charles Hundt	8/11/2011	N/A	—	200,000	8.50	8.50	694,250

Manu Thapar	10/18/2011	N/A	—	472,480	9.4875	9.4875	2,443,312

Michael Rutz	8/11/2011	99,000	—	160,000	8.50	8.50	555,400

Angela R. Hicks Bowman	—	128,500	—	—	—	N/A	—

(1)	We do not provide for thresholds or maximums as part of our non-equity incentive plan. Our non-equity incentive plan is described above in “Compensation Discussion and Analysis—Annual Cash Incentives.”

(2)	The amount reflects the grant date fair value of the stock and option awards granted during the year, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of the option awards in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. Except as noted below, all grants were made under our Amended and Restated Omnibus Incentive Plan.

(3)	Represents the target amount under Mr. Oesterle’s “long-term bonus” program for 2011 described under “Compensation Discussion and Analysis—Equity-based Compensation.” The actual amount ($278,450) was determined based on 2011 performance, but the compensation committee decided to award this bonus in the form of a stock option for 33,999 shares granted in February 2012 at an exercise price of $15.74 per share that vests in equal annual installments over the four years following the grant date. This excludes the grant made in 2011 related to Mr. Oesterle’s “long-term bonus” program for 2010 as described in footnote 2 to the Summary Compensation Table above.

Outstanding Equity Awards at Year End

The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2011. Other than the equity awards listed below, there were no unvested or unearned equity awards held by our named executive officers as of December 31, 2011.

	Option Awards
Name	Numbers of Securities Underlying Unexercised Options (#) Exercisable		Numbers of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William S. Oesterle	—		79,288	(1)	7.6275	2/11/2021

Robert R. Millard	—		508,200	(2)	8.50	5/19/2021

Charles Hundt	—		200,000	(3)	8.50	8/11/2021
	6,600	(4)	13,400	(4)	7.6275	10/4/2020

Manu Thapar	—		472,480	(5)	9.4875	10/18/2021

Michael Rutz	—		160,000	(6)	8.50	8/11/2021
	6,600	(7)	13,400	(7)	7.6275	10/4/2020

Angela R. Hicks Bowman	—		—		—	—

(1)	A grant of a stock option to purchase 79,288 shares of our common stock was granted to Mr. Oesterle on February 11, 2011. This option will vest as to 25% of the shares subject to the stock option on each of the first, second, third and fourth anniversaries of the grant date.

(2)	A grant of a stock option to purchase 508,200 shares of our common stock was granted to Mr. Millard on May 19, 2011. This option will vest as to 25% of the shares subject to the stock option on each of the first, second, third and fourth anniversaries of the grant date.

(3)	A grant of a stock option to purchase 200,000 shares of our common stock was granted to Mr. Hundt on August 11, 2011. This option will vest as to 25% of the shares subject to the stock option on each of the first, second, third and fourth anniversaries of the grant date.

(4)	A grant of a stock option to purchase 20,000 shares of our common stock was granted to Mr. Hundt on October 4, 2010. This option will vest as to 33% of the shares subject to the stock option on the first and second anniversaries of the grant date and 34% on the third anniversary of the grant date.

(5)	A grant of a stock option to purchase 472,480 shares of our common stock was granted to Mr. Thapar on October 18, 2011. This option will vest as to 25% of the shares subject to the stock option on each of the first, second, third and fourth anniversaries of the grant date.

(6)	A grant of a stock option to purchase 160,000 shares of our common stock was granted to Mr. Rutz on August 11, 2011. This option will vest as to 25% of the shares subject to the stock option on each of the first, second, third and fourth anniversaries of the grant date.

(7)	A grant of a stock option to purchase 20,000 shares of our common stock was granted to Mr. Rutz on October 4, 2010. This option will vest as to 33% of the shares subject to the stock option on the first and second anniversaries of the grant date and 34% on the third anniversary of the grant date.

Option Exercises and Stock Vested

The following table summarizes stock option exercises by and vesting of stock applicable to our named executive officers during 2011. None of our named executive officers exercised stock options in 2011.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William S. Oesterle	22,176	288,288

Robert R. Millard	—	—

Charles Hundt	—	—

Manu Thapar	—	—

Michael Rutz	—	—

Angela R. Hicks Bowman	—	—

(1)	The value realized on vesting of the stock represents the fair market value of our common stock effective with the initial public offering on November 17, 2011.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Potential Payments on Termination and Change in Control

We have entered into agreements with several of our named executive officers that may provide for benefits under the circumstances described below if the officer’s employment is terminated or we experience a change in control (such as a change in the beneficial ownership of our company by more than 50% or a sale of substantially all of our assets).

Severance

Under the terms of his September 2011 offer letter, if, Mr. Thapar is terminated without cause, he will be entitled to a severance payment equal to 12 months of his base salary and his targeted bonus for the year of termination. If, in connection with a change in control, Mr. Thapar is terminated, the scope of his responsibilities or duties is reduced or diminished in any material respect or his compensation is reduced by the Company, he is entitled to receive an amount equal to two years of his then base salary.

Under the terms of his April 2011 offer letter, if, in connection with a change in control, Mr. Millard is terminated, the scope of his responsibilities or duties is reduced or diminished in any material respect or his compensation is reduced by us, he is entitled to receive an amount equal to two years of his then base salary.

Change in Control Equity Acceleration

The terms of our Incentive Stock Option and Non-Qualified Stock Option Agreements with our named executive officers provide that should we undergo a change in control, all unvested options would be automatically accelerated and become fully exercisable. Such options will terminate if not exercised prior to the closing of the transaction causing the change in control.

The table below provides an estimate of the value of the compensation due to each of our named executive officers in the events described below, assuming that the change in control was effective on December 31, 2011, under the agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment or change in control, as applicable.

	Involuntary Termination	Change in Control Followed by Involuntary Termination

Name	Cash($)	Cash($)	Equity($)(1)	Total($)

William S. Oesterle	—	—	671,768	671,768

Robert R. Millard	—	550,000	3,862,320	4,412,320

Charles Hundt	—	—	1,689,450	1,689,450

Manu Thapar	460,000	600,000	3,124,274	3,724,274

Michael Rutz	—	—	1,385,450	1,385,450

Angela R. Hicks Bowman	—	—	—	—

(1)	The value of accelerated vesting of stock options and stock awards is based on the difference between the market price at December 31, 2011 of $16.10 per share minus the per share exercise price.

Equity Compensation Plan Information

The following table summarizes information regarding our stock incentive plans as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

Equity compensation plans approved by security holders(1)	2,814,888	8.60	1,123,280(2)

Equity compensation plans not approved by security holders	—	—	—

Total	2,814,888	8.60	1,123,280

(1)	Includes the Amended and Restated Omnibus Incentive Plan.

(2)	On the first day of each fiscal year, starting with January 1, 2012 through 2021, the number of shares in the reserve under the Amended and Restated Omnibus Incentive Plan will increase by an amount equal to the least of (x) 5.0% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, (y) 5,090,496 shares and (z) such lesser number of shares determined by our Board.

Risk Assessment of Compensation Programs

Our compensation committee has considered an assessment of compensation-related risks for all of our personnel. Based on this assessment, the compensation committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this evaluation, the committee considered the key design elements of our compensation programs. For example, the committee retains discretion to determine final executive cash bonus awards rather than being required to pay large awards based on any one factor. The committee also believes that the equity ownership of executive officers encourages a long-term commitment and focus on sustainable performance rather than short-term risk-taking.

COMPENSATION COMMITTEE REPORT

The material in this report does not constitute soliciting material and should not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Angie’s List under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Form 10-K for the fiscal year ended December 31, 2011.

This report is respectfully submitted by the members of the compensation committee set forth below:

Mark Britto, Chairman

Roger H. Lee

Steven M. Kapner

AUDIT COMMITTEE REPORT

The material in this report does not constitute soliciting material and should not be deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Angie’s List under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available in the in the “Corporate Governance” section of our “Investor Relations” website at investor.angiestlist.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Angie’s List’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2011.

The audit committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence.

The audit committee met five times during the fiscal year ended December 31, 2011. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its responsibilities. The audit committee meetings include, whenever appropriate, executive sessions with Ernst & Young LLP and with our internal audit function, in each case without the presence of our management. The audit committee discussed with Ernst & Young LLP the overall scope and plans for their audits. The audit committee meets with the Ernst & Young LLP, with and without management present, to discuss the results of their audits and reviews, their evaluations of our system of internal control over financing reporting, and the overall quality of our financial reporting.

Based on these reviews and discussions, the audit committee has recommended to our Board of Directors that such audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and is seeking ratification of such appointment by the stockholders.

This report is respectfully submitted by the members of the audit committee set forth below:

John W. Biddinger, Chairman

Steven M. Kapner

Michael S. Maurer

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below each transaction since January 1, 2011 and each currently proposed transaction, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Investor Rights Agreement

We are party to an amended and restated investor rights agreement which provides that certain of our investors, including entities with which certain of our directors are affiliated, are entitled to registration rights with respect to our common stock.

Office Leases

Our headquarters are located in office buildings owned by a partnership, Henry Amalgamated, LLC. The owners of the partnership are William S. Oesterle, our Chief Executive Officer, who has a 70% interest in the partnership, and a business partner, who has a 30% interest in the partnership. In 2011, we paid $0.9 million in rent and related costs (including rent for parking lots adjacent to the office buildings) to this partnership under various leases that expire on various dates from 2012 to 2014. The dollar value of Mr. Oesterle’s interest in these lease payments was $0.6 million.

In October 2011, we entered into an agreement with the City of Indianapolis pursuant to which the City has agreed to provide up to $11.1 million in funding and tax credits to support redevelopment and infrastructure improvements in and around our headquarters. Because Henry Amalgamated historically has maintained ownership of the Company’s headquarters properties and the Company has not been a property owner, a portion of the City’s funding has been and will be used by Henry Amalgamated to purchase and improve buildings around our headquarters.

Vendor Relationship

In February 2009, we entered into a relationship with Millennial Services LLC, which provides email and transcription services for us. Logan R. Rush, an immediate family member of Gary W. Rush, one of our executive officers at the time, is the President and primary owner of Millennial Services LLC. In 2011, we paid $474,000 to Millennial Services LLC. We are invoiced for services provided and no formal contract exists between the parties.

Secondary Transfer by Chief Executive Officer

In October 2011, one of our directors, Mark Britto, purchased 26,344 shares of common stock from our Chief Executive Officer, William S. Oesterle, at $9.49 per share. Our participation in this transaction was limited to the waiver of our right of first refusal with respect to the shares being sold.

Sale of Common Stock to Mark Britto

In November 2011, one of our directors, Mark Britto, purchased 19,230 shares of our common stock from us, concurrent with the consummation of our initial public offering, at the initial public offering price of $13.00 per share.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Repurchase of Common and Preferred Stock

In April and June 2011, we repurchased 278,245 shares of common stock, 14,096 shares of Series B preferred stock and 29,663 shares of Series C preferred stock for a total of $21.9 million. The following table summarizes the shares of common and preferred stock repurchased from our executive officers, directors and holders of more than 5% of our capital stock.

Sellers	Shares of Common Stock Repurchased	Shares of Series B Preferred Stock Repurchased	Shares of Series C Preferred Stock Repurchased	Aggregate Repurchase Price
TRI Investments, LLC(1)	100,724	—	—	$6,849,232

Entities affiliated with Battery Ventures(2)	—	14,096	29,663	2,975,612

William S. Oesterle	34,707	—	—	2,360,076

City Investment Group, LLC(3)	31,359			2,132,412

Scott A. Brenton	29,420	—	—	2,000,560

Michael M. Holt	21,304	—	—	1,448,672

Cardinal Ventures, LLC(4)	9,331	—	—	634,508

Angela R. Hicks Bowman	8,830	—	—	603,440

Gary W. Rush	800	—	—	54,400

(1)	John H. Chuang and Steven M. Kapner, both affiliates of TRI Investments, LLC, are our directors.

(2)	Consists of 14,096 shares of Series B preferred stock sold by Battery Ventures VIII (AIV III), L.P. and 29,663 shares of Series C preferred stock sold by Battery Ventures VIII, L.P. Roger Lee, an affiliate of Battery Ventures, is one of our directors.

(3)	John W. Biddinger, an affiliate of City Investment Group, LLC, is one of our directors.

(4)	John F. Ackerman, an affiliate of Cardinal Ventures, LLC, was one of our directors at the time.

Other than as described above under this section “Certain Relationships and Related Party Transactions,” since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related party transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related party had or will have a direct or indirect material interest, as determined by the audit committee, including, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party.

The related party transactions entered into prior to September 2011 described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy. However, these transactions were reviewed and approved by our Board and all transactions entered into after September 2011 were approved pursuant to the policy.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Angie’s List’s stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, you may (1) notify your broker, (2) direct your written request to: Investor Relations, Angie’s List, Inc., 1030 E. Washington Street, Indianapolis, Indiana 46202 or (3) contact our Investor Relations department by telephone at (888) 619-2655. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

The fiscal 2011 Annual Report to Stockholders, including our 2011 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to stockholders.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by an Angie’s List stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Angie’s List, Inc., 1030 East Washington Street, Indianapolis, Indiana 46202.

By Order of the Board of Directors

/S/ ROBERT R. MILLARD
Robert R. Millard Chief Financial Officer

March 28, 2012

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m, Eastern Time, on May 7, 2012.

Vote by Internet • Go to www.investor vote.com/ANGI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3 and 5 and every 1 YEAR for Proposal 4.

The Board of Directors recommends a vote “FOR” all nominees listed, “FOR” the ratification of the appointment of Ernst & Young LLP, “FOR” approval of the advisory vote on named executive officer compensation, for recommending future advisory votes on named executive officers every “1 YEAR” and “FOR” approval of the Internal Revenue Code Section 162(m) performance criteria and award limits.			2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.		For ☐	Against ☐	Abstain ☐	+
1. Election of Directors:			3.	Advisory vote to approve the compensation of our named executive officers.		For ☐	Against ☐	Abstain ☐
01 - William S. Oesterle 02 - John H. Chuang 03 - Roger H. Lee	For ☐ ☐	Withhold ☐ ☐	4.	Advisory vote to recommend the frequency of future stockholder advisory votes on the compensation of our named executive officers.	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐
	☐	☐	5.	Approval of the Internal Revenue Code Section 162(m) performance criteria and award limits of our Amended and Restated Omnibus Incentive Plan.		For ☐	Against ☐	Abstain ☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

Proxy — Angie’s List, Inc.

Notice of 2012 Annual Meeting of Stockholders

The Columbia Club

121 Monument Circle,

Indianapolis, Indiana 46202

William S. Oesterle, Robert R. Millard and Shannon Shaw, or any of them, as proxies (the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Angie’s List, Inc. to be held on May 8, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3 and 5 and every 1 YEAR for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)